Exhibit 10.34

May 15, 2017

Rani Hublou

RE: 8x8, Inc. Chief Marketing Officer

Dear Rani,

On behalf of 8x8, Inc., a Delaware corporation (the "Company"), I am pleased to offer you the position of Chief Marketing Officer, beginning on May 22, 2017. The terms of your employment relationship with the Company will be as set forth below.

  Position. You will become Chief Marketing Officer (CMO). As such, you will have responsibilities as determined by the Company's Chief Executive Officer. Your duties and responsibilities are subject to change depending on the needs of the Company.

  Compensation.

    Base Salary. You will be paid an annualized salary of $325,000 payable in accordance with the Company's standard payroll policies subject to normal required withholding.

    Salary Review. Your base salary will be reviewed as part of the Company's normal salary review process.

    Expenses. You will be reimbursed for all reasonable and necessary business expenses incurred in the performance of your duties as provided in the Company's Employee Handbook.

  Management Incentive Plan. Subject to approval by the Board of Directors, you will be eligible to participate in the Company's Management Incentive Plan (the "MIP"), with a target total annual bonus equal to 60% of your annual base salary, in accordance with the terms of the MIP. Payments are made under the MIP on a quarterly and annual basis, shortly after the completion of each fiscal quarter or fiscal year (as applicable), if minimum performance targets are met with respect to that fiscal period. You will become eligible to begin participating in the MIP immediately as of your employment start date, and you will be entitled to a pro rata payment (based on number of days of participation) of any award amounts that subsequently become payable in respect of the quarterly and annual periods during which you begin participating in the MIP. For avoidance of doubt, your participation would begin on May 22, 2017. Notwithstanding the foregoing, the Company reserves the right to modify the terms of the MIP at any time. A copy of the MIP, as in effect on the date of this offer Letter, is attached for reference as Exhibit C.

  Stock Awards.

    Initial Equity Grants: Subject to approval by the Board of Directors, you will receive the following awards of stock-based compensation, with vesting commencing on your start date:
      RSUs (restricted stock units) covering 55,446 shares of Common Stock (valued at approximately $750,000), vesting at a rate of one-fourth (1/4) of the total number of shares on the 1st, 2nd, 3rd, and 4th anniversaries of your start date, subject to your continued employment or other association with the Company; and
      PSUs (performance stock units) covering 44,615 shares of Common Stock (valued at approximately $750,000), vesting as set forth on Exhibit A attached hereto.

    The awards will be documented with grant agreements between you and the Company reflecting the Company's standard terms and conditions for RSU and RPSU awards (except as modified by the provisions of this offer letter).

    Share Retention: You agree to acquire and retain an ownership interest in Company Common Stock which is equal in value to one times (1X) the amount of your base salary in Paragraph 2(a). Shares counted for this purpose will consist of shares of Common Stock you own directly by whatever means acquired (including under the Company's employee stock purchase plan), and shares held by you or on your behalf in a 401(k) or similar plan, but excluding shares issuable pursuant to unvested RSUs and PSUs held by you on the relevant measurement date. You will have five years from your start date in which to meet this stock ownership threshold. If at any time thereafter, while you remain employed by the Company, your aggregate share ownership as defined in this Paragraph 4(b) should fall below the threshold, you agree to retain shares as they vest and you acquire them, and not to sell any of your shares of Company Common Stock, until your share ownership exceeds the threshold. In the event of a termination of your employment, or a Corporate Transaction (as defined in the Company's 2012 Amended and Restated Equity Incentive Plan), this Paragraph 4(b) shall become inapplicable.

  Severance Benefits. You will be entitled to benefits under the Company's Executive Change-in-Control and Severance Policy (the "Policy") as a Tier Two participant (the Executive Vice President tier), in accordance with the terms thereof. Such benefits include potential cash severance upon specified terminations of employment and potential vesting acceleration of stock-based compensation if the termination is in connection with a Change-in-Control (as defined in the Policy), subject to the terms of the Policy. A copy of the Policy, as in effect on the date of this offer Letter, is attached for reference as Exhibit B.

  Benefits. The Company will make available to you standard vacation, medical and dental insurance benefits. The Company will also make available to you participation in any 401(k) Plan that is generally available to other employees. Medical benefits will start on the first day of your employment, and dental benefits will start on the first day of the next calendar month following the first day of your employment. You will be eligible to participate in any employee stock purchase plan that is generally available to other employees (upon enrollment by February 1st or August 1st of any year, under the plan's current terms).

  Standard Confidentiality and Inventions Assignment Agreement. Like all Company employees, you will be required to sign the Company's standard Confidential Information and Inventions Assignment Agreement (the "Confidentiality Agreement") relating to protection of the Company's proprietary and confidential Information, assignment of inventions and non-solicitation of Company employees, among other things.

  The Company is hiring you for your talents, skills and expertise. We do not want you to use or disclose any proprietary or confidential information from your previous employers. You will not need this information to perform your duties at the Company, and using, or asking you to use, such information would violate the Company's policies. We understand from you that working at the Company will not violate any obligations you may owe to your previous employers or any third parties.

  At-Will Employment. You will be an employee-at-will, meaning that either you or the Company may terminate your employment at any time, without notice, for any reason or no reason without further obligation or liability to the other party (subject to applicable law and except as set forth in the Policy, the Confidentiality Agreement and any other agreements between the Company and you). You will receive the Company's Employee Handbook with all of our general employee policies and procedures on or around your first day of employment, which Employee Handbook, as in effect from time to time, will be a part of the terms of your employment with the Company.

  No Outside Consulting. You agree to not sit on any board of directors, or perform any outside consulting work for any other person, company or organization while employed full-time at the Company, other than with the advance written approval of the Chief Executive Officer of the Company.

  Background Check. This offer letter is contingent upon satisfactory results of a background check and your reference checks and may be rescinded or revoked at any time prior to your start date in the event those checks fail to meet the reasonable requirements of the Company. In addition, this offer letter is contingent on your demonstrating your right to work in the United State in accordance with applicable law.

  Expiration Date. If not accepted, this offer will expire at midnight Pacific Time on May 15, 2017.

  Start Date. Your employment start date will be May 22, 2017, unless you and the Company agree otherwise in writing.

Congratulations on your new position!

Sincerely,

By: _______________________________
Vikram Verma
Chief Executive Officer

ACCEPTED:

__________________________________
Rani Hublou

Date: _______________________________

EXHIBIT A

RPSUs will vest (1) as to 50% on your second anniversary of your hire date, and (2) as to the remaining 50% on your third anniversary, in each case subject to performance of the Company's Common Stock relative to the Russell 2000 Index during the period from grant date through the vesting date, with 100% of the applicable tranche vesting if the total shareholder return (TSR) of the Company's Common Stock equals or exceeds the TSR of the Russell 2000 Index over the applicable measurement period. The number of RPSUs that vest will be increased (or decreased) by 2% for each 1% positive (or negative) difference in the TSR of the Company's Common Stock relative to the TSR of the Russell 2000 Index; provided, however, (1) in the event the TSR of the Company's Common Stock is more than 30% lower than the TSR of the Russell 2000 Index for the applicable measurement period, no RPSUs of the applicable tranche shall vest, and (2) in no event will the total number of RPS Us that vest in event of a positive difference in the TSR of the Company's Common Stock relative to the TSR of the Russell 2000 Index exceed 200% of the total number of RPSUs in the applicable tranche.

TSR shall be determined on a percentage basis based on the value of a $100 investment in Company Common Stock and the Russell 2000 Index on the grant date, including deemed reinvestment of dividends. Fair market value of Company Common Stock and the Russell 2000 Index on any particular date shall be the 30-day trading average price for the period prior to and through the date of determination.

In addition and notwithstanding anything herein to the contrary, all vesting is subject to continued employment or other association with the Company through the end of the applicable measurement period.